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                                                                   EXHIBIT 11.01

                    EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                    FIRST QUARTER
                                                                                  1997        1996

Net earnings                                                                    $     72  $     112
                                                                                ========  =========


  Average number of common shares outstanding                                       77.6       79.7
  Common share equivalents (1)                                                       0.6        0.9
                                                                                --------  ---------
  Average number of common shares and
    share equivalents                                                               78.2       80.6
                                                                                ========  =========

Net earnings per share (2)                                                      $    .92  $    1.39
                                                                                ========  =========



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(1)  Common share equivalents of the Company represent the effect of dilutive stock options outstanding during the period.

(2) For all periods presented, primary earnings per share equals fully diluted earnings per share.




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